Exhibit 99

RS Services Completes the First of a Three Building Purchase Order for LightMasterPlus

Largest LightMasterPlus Installation to Date

Hamden, CT, February 16, 2005 - Host America Corporation, (NASDAQ-CAFE) announced today that its merger candidate, RS Services, approved by shareholders on January 31, 2005, has completed the first phase of a three building installation with its LightMasterPlus energy saving device.  This particular project called for eleven, 200 amp LightMasterPlus controllers to treat the total 305,000 square feet of office space. Currently it is saving the customer 15% on lighting, exceeding the customer’s expectations.  The lighting cost is a major portion of the electrical cost in the building.  The terms for this Dallas, Texas project were not disclosed.

Ronald Sparks, President of RS Services said, “This is our largest installation to date and we are currently providing a 15% savings.  These large scale installations are further proof that our products perform in both large and small buildings. Three person crews are completing the installations on weekends, so as not to interfere with the customers.  Each building takes approximately 1 ½ days to complete.”

In other news, RS Services opened a new office in Hamden, CT to accommodate work with Wal-Mart and other energy management business. RS Services has also installed the LightMasterPlus controller in a 22,000 square foot food packaging plant in New Haven, CT.  The LightMasterPlus is currently performing well there and is providing a 19% kilowatt energy savings for the T-8 ceiling lighting system.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America